EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Investor Relations
Telephone: 712.732.4117

META FINANCIAL GROUP, INC. ® REPORTS RESULTS FOR THE QUARTER

ENDED JUNE 30, 2007

STORM LAKE, IOWA – (July 20, 2007)  Meta Financial Group, Inc. (NASDAQ-Global Market: “CASH”) today reported net income of $2.41 million, or $0.91 per diluted share, for the 2007 fiscal year third quarter ended June 30, 2007, compared to net income of $2.48 million, or $0.98 per diluted share, for the 2006 fiscal year third quarter.  The 2007 quarter was impacted by a pre-tax gain of $3.33 million resulting from the sale of four branches in northwest Iowa, while the 2006 quarter was impacted by non-recurring, pre-tax fee income of $2.57 million related to an acquired portfolio of prepaid debit cards.  Each of these items is discussed in more detail below.

“Meta Financial Group achieved several important milestones during the quarter,” said J. Tyler Haahr, President and Chief Executive Officer.  “First, the Company recorded a $3.33 million gain on the sale of four branches in northwest Iowa.  These branches were solid performers, as the premium paid for them demonstrates; however their sale will allow us to leverage our capital into higher growth markets and divisions.  The sale was a win-win-win for the acquiring institutions, the customers impacted, and for Meta itself.  We also achieved record levels of gross revenue during the quarter, even when adjusted for the branch sale.  For the quarter, total revenues topped $13 million.  We are excited about the continued revenue growth and market penetration at our Meta Payment Systems division, which was a large driver of the revenue increase.  Finally, we also received $500,000 from our insurance carrier based on our claim that we were defrauded with respect to loans we made to three automobile sales related entities.  This was a very positive development in a difficult chapter for our Company.  We continue to look to the future with great enthusiasm.”

Financial Summary

Meta Financial Group continued to make important investments in the future during the third quarter.  Additions to staff and other infrastructure developments impacted current earnings, but are expected to lead to enhanced revenue opportunities in the future.  “We truly are a growth company,” remarked Jonathan M. Gaiser, Senior Vice President and Chief Financial Officer.  “Not only does our Meta Payment Systems division have a significant presence in an emerging industry, but our traditional banking segment has also invested heavily in the future.  Three of our now 15 branches were opened within the last two years, with another new branch scheduled to open this fall in downtown Des Moines.  Expansions in our IT, operations, and other areas have laid the foundation for significant growth opportunities moving forward.”

Revenue

Total revenue for the third quarter of fiscal year 2007 reached a record high of $13.11 million.  The result compared to $10.86 million for the same quarter in fiscal year 2006.  Revenues in 2007 were impacted by a $3.33 million gain on sale of four branches in northwest Iowa.  Revenues in 2006 were impacted by non-recurring fee income of $2.57 million.  Adjusting for these items, revenues increased $1.49 million, or 18 percent, on a linked quarter basis.  The improvement in revenues was driven primarily by increased card fee income and higher net interest income.  Net of taxes, the branch sale gain increased earnings per diluted share by $0.77 in the third quarter of fiscal year 2007 and the non-recurring fee income increased earnings per diluted share by $0.64 in the third quarter of fiscal year 2006.

Net Interest Income

Net interest income for the third quarter was $5.32 million, up $200,000 from $5.12 million for the same quarter last year.  Net interest margin improved 35 basis points from 2.97 percent in 2006 to 3.32 percent in 2007.  Both asset yields and liability costs rose over the period; however a more favorable deposit mix contributed to the wider margin.  As of June 30, 2007, low- and no-cost checking deposits represented 45 percent of total funding liabilities, compared to only 31 percent one year earlier.  This favorable trend is primarily the result of deposit generation at the bank’s Meta Payment Systems (MPS) division.

Non-Interest Income

Non-interest income grew dramatically in the June quarter of 2007, reaching a record high of $7.79 million. Non-interest income was $5.74 million for the same quarter in 2006.  During the current quarter, the Company sold four of its branches in northwest Iowa.  The sale involved approximately $39.2 million in deposits and $2.2 million in loans.  As a result of the sale, the Company recorded a pre-tax gain of $3.33 million.  In the third quarter of 2006, the Company recorded $2.57 million in pre-tax non-recurring fee income related to a purchased portfolio of prepaid debit cards.  Adjusting for these non-recurring items, non-interest income for the third quarter of fiscal year 2007 rose $1.29 million, or 41 percent, over the same quarter in 2006.  This growth was primarily the result of higher card fees earned at MPS, and higher loan and deposit fees.

Credit Quality

For the third fiscal quarter of 2007, the Company recorded a negative $500,000 provision for loan losses.  During the same quarter in 2006, the Company did not record any provision for loan losses.  The current quarter was impacted directly by a $500,000 fidelity bond claim paid to MetaBank by the Company’s insurance carrier.  The claim arose from the Company’s loans to three entities involved in auto sales, service, and financing, and their principal owner.  As a result of the Company’s claim that it was defrauded by the borrowing entities, the Company received the full limit of coverage under its insurance policy.

Non-Interest Expense

Non-interest expense for the third quarter of fiscal year 2007 was $9.73 million, which represents an increase of $2.80 million from $6.93 million for the same quarter in fiscal year 2006.  The bulk of the increase occurred in compensation and card processing expense and was primarily the result of continued growth in the MPS division.

Compensation expense was $4.92 million for the third quarter of fiscal year 2007, compared to $3.84 million for the same quarter in 2006.  The increase represents the addition of both sales and support professionals at MPS, additional IT support staff, and other administrative support within the Company.  Many of the new employees at MPS and in IT will be focused on developing new product lines and increasing market penetration of the Company’s payments systems products and services.  Card processing expense rose $1.13 million over the same time period, due to the significantly higher level of active cards and transaction volume compared to a year ago.  The increase demonstrates both growth in the prepaid industry in general, as well as the Company’s penetration of related markets.

The Company continues to show a decline in legal and consulting expense.  These expenses declined to $628,000 during the third fiscal quarter of 2007, down from $851,000 from the same quarter last year.  Legal matters surrounding the aforementioned automobile related lending relationship contributed to higher expenses in 2006.  Additionally, initial setup work related to the Company’s Sarbanes-Oxley Act Section 404 compliance process, for which the Company contracted with an outside consulting firm, contributed to higher expenses in 2006.

Other general and administrative expenses increased on a linked quarter basis due primarily to the increase in the number of employees and the general increase in business activity.

Loans

Total loans, net of allowance for loan losses, fell $11.5 million during the quarter ended June 30, 2007 to $363.3 million.  Over the past year, the Company has experienced pay downs and payoffs mainly in its originated and purchased commercial and commercial real estate portfolios.  Management believes this decrease is driven in part by a decrease in the overall demand for credit and competition from secondary market investors.

Deposits and Other Liabilities

The Company’s favorable liability trends continued in the third fiscal quarter of 2007, as wholesale funding maturities further decreased the Company’s reliance on non-retail funding sources.  Wholesale borrowings now represent only 15 percent of total funding liabilities.  Total deposits fell $57.9 million over the quarter to $521.6 million primarily due to the aforementioned sales of four branches in northwest Iowa.  For the year, total checking deposits are up $58.3 million, or 27 percent, despite a decrease of $9.3 million related to the branch sales.

Business Segment Performance

Meta Payment Systems

MPS recorded net income of $369,000, or $0.14 per diluted share, for the third quarter of fiscal year 2007, compared to $2.57 million, or $1.02 per diluted share, for the same period last year.  The 2006 period included non-recurring pre-tax income of $2.57 million related to a purchased portfolio of prepaid debit cards.

Traditional Banking

The Traditional Banking segment recorded net income of $2.50 million, or $0.94 per diluted share, for the third quarter of fiscal year 2007, compared to $48,000, or $0.02 per diluted share for the same period last year.  The current quarter included a pre-tax gain on the sale of four branches in northwest Iowa of $3.33 million.

Meta Financial Group, MetaBank, and MetaBank West Central continue to meet regulatory requirements for classification as well-capitalized institutions.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank, MetaBank West Central, and Meta Trust Company®.  MetaBank is a federally-chartered savings bank with four market areas:  Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid debit card division.  MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market.  Fifteen banking offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC, and Meta Trust Company may from time to time make written or oral “forward-looking statements,” including statements contained in this release and in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems division; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users;  the impact of changes in financial services laws and regulations; technological changes; acquisitions; litigation; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive.  Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC.  The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Financial Highlights

Consolidated Statement of Financial Condition

(Dollars In Thousands)	Jun. 30, 2007	Sept. 30, 2006
Assets
Cash and cash equivalents	$82,590	$109,353
Investments and mortgage-backed securities	169,829	192,067
Loans receivable, net	363,325	389,270
Other assets	50,980	50,921
Total assets	$666,724	$741,611

Liabilities
Deposits	$521,661	$565,711
Other borrowings	91,829	125,054
Other liabilities	6,077	5,514
Total liabilities	$619,567	$696,279

Shareholders’ equity	$47,157	$45,332
Total liabilities and shareholders’ equity	$666,724	$741,611

Consolidated Statements of Income

	For the 3 Months		For the 9 Months
	Ended Jun. 30:		Ended Jun. 30:
(Dollars In Thousands, except per share data)	2007	2006	2007	2006
Interest income	$9,714	$10,314	$30,380	$30,686
Interest expense	4,389	5,190	14,122	15,852
Net interest income	5,325	5,124	16,258	14,834
Provision for loan losses	(500)	0	4,685	(310)

Net interest income (expense) after provision for loan losses	5,825	5,124	11,573	15,144
Non-interest income	7,788	5,736	15,981	9,779
Non-interest expense	9,728	6,925	27,750	19,916
Net income (loss) before income tax expense (benefit)	3,885	3,935	(196)	5,007
Income tax expense (benefit)	1,473	1,452	43	1,747
Net income (loss)	$2,412	$2,483	$(239)	$3,260

Earnings (loss) per common share
Basic	$0.95	$1.00	$(0.10)	$1.32
Diluted	$0.91	$0.98	$(0.10)	$1.30

Selected Financial Information

For the 9 Months Ended June 30,	2007	2006
Return on average assets	-0.04%	0.60%
Return on average equity	-0.71%	10.58%
Average shares outstanding for diluted earnings per share	2,524,980	2,513,681

At Period Ended:	Jun. 30, 2007	Sep. 30, 2006
Equity to total assets	7.07%	6.11%
Book value per common share outstanding	$18.35	$17.89
Tangible book value per common share outstanding	$17.02	$16.54
Common shares outstanding	2,570,487	2,534,367
Non-performing assets to total assets	0.29%	0.58%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588